Exhibit 10.1

EXECUTION COPY

LOAN AGREEMENT

between

U.S. BANK NATIONAL ASSOCIATION

and

PINNACLE FINANCIAL PARTNERS, INC.

Dated as of June 15, 2012

i

ii

EXHIBITS:

A	Form of Note
B	Form of Rate Election Notice
C	Form of Quarterly Compliance Certificate

iii

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is dated as of June 15, 2012, and is made by and between PINNACLE FINANCIAL PARTNERS, INC., a Tennessee corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”).

R E C I T A L S:

A. Borrower is a bank holding company that owns 100% of the issued and outstanding capital stock of PINNACLE NATIONAL BANK (“Subsidiary Bank”), a national banking association with its principal banking offices in Nashville, Tennessee. The issued and outstanding shares of common stock of Subsidiary Bank are referred to as the “Subsidiary Bank Shares.”

B. Borrower has requested that Lender provide it with a term loan (the “Loan”) in the maximum principal amount of $25,000,000 (the “Maximum Principal Amount”).

C. The proceeds from the Loan, including the Initial Disbursement (as defined below) shall be used by Borrower solely to fund the redemption of certain preferred stock of Borrower owned by the U.S. Department of the Treasury (the “TARP-CPP Stock”) and may not be used for general corporate purposes nor to fund regulatory capital infusions into the Subsidiary Bank.

D. Lender is willing to lend to Borrower up to the Maximum Principal Amount under the Loan in accordance with the terms, subject to the conditions, and in reliance on the recitals, representations, warranties, covenants and agreements set forth herein and in the other Transaction Documents (as defined below).

THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. DEFINITIONS

1.1 Defined Terms. The following capitalized terms generally used in this Agreement and in the other Transaction Documents have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations or other business entities, and any other Person directly or indirectly Controlling, Controlled by, or under common Control with, said Person, and their respective Affiliates, members, partners, shareholders, directors, officers, employees, agents and representatives.

“Allowance for Loan Losses” has the meaning ascribed to such term in Section 7.4.

“Assignee Lender” has the meaning ascribed to such term in Section 9.2.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Bankruptcy Code Provisions” has the meaning ascribed to such term in Section 8.1.1.16.

“Base Rate” means that rate of interest (expressed as a percent per annum) equal to the highest of (a) the Federal Funds Rate plus 0.50% (50 basis points); (b) Lender’s “base” or “prime” rate (which is not necessarily the lowest or most favorable rate of interest charged by Lender on commercial loans at any time) in effect from time to time, which means a base rate of interest established by Lender from time to time that serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto; and (c) the LIBO Rate that would be applicable for a LIBOR Period of one month beginning on such day plus 1.00% (100 basis points). Any change in the rate of interest hereunder due to a change in the base or prime rate shall become effective on the date each change in the base or prime rate is publicly announced by Lender.

“Base Rate Tranche” means a Borrowing Tranche as to which the Base Rate is applicable. Each Base Rate Tranche shall bear interest per annum as follows:

(i) So long as the aggregate principal amount outstanding under this Agreement equals or exceeds $20,000,000, at a rate equal to 3.00% (300 basis points) plus the Base Rate; and

(ii) So long as the aggregate principal amount outstanding under this Agreement equals or exceeds $15,000,000 (but is not greater than $19,999,999.99), at a rate equal to 2.75% (275 basis points) plus the Base Rate.

(iii) So long as the aggregate principal amount outstanding under this Agreement equals or exceeds $10,000,000 (but is not greater than $14,999,999.99), at a rate equal to 2.50% (250 basis points) plus the Base Rate.

(iv) So long as the aggregate principal amount outstanding under this Agreement is less than $10,000,000, at a rate equal to 2.25% (225 basis points) plus the Base Rate.

“Borrower” has the meaning ascribed to such term in the preamble hereto and shall include any successor to Pinnacle Financial Partners, Inc. or such other Person that shall assume the obligations of the borrower under the Transaction Documents in accordance with the express terms of such Transaction Documents.

“Borrower 2011 Financial Statements” has the meaning ascribed to such term in Section 4.4.1.

“Borrower 2011 Financial Statements Date” has the meaning ascribed to such term in Section 4.4.1.

“Borrower Financial Statements” has the meaning ascribed to such term in Section 4.4.

“Borrower’s Accountant” means KPMG, LLP or such other nationally recognized firm of certified public accountants selected by Borrower as shall from time to time audit Borrower’s financial statements.

“Borrower’s Liabilities” means Borrower’s obligations under this Agreement and any other Transaction Documents.

“Borrowing Date” means the date any Borrowing Tranche is disbursed, renewed or converted (from a LIBO Rate Tranche to a Base Rate Tranche or from a Base Rate Tranche to a LIBO Rate Tranche pursuant to Sections 2.6.1, 2.7.2 or 2.7.3).

“Borrowing Tranche” means a disbursement of proceeds under the Loan pursuant to this Agreement and, where applicable, the renewal or conversion of any such disbursement or portion thereof pursuant to this Agreement.

“Business Day” means (a) for all purposes other than as covered by clause (b) hereof, a day of the week (but not a Saturday, Sunday or a legal holiday under the laws of the State of Tennessee or any other day on which banking institutions located in Tennessee are authorized or required by law or other governmental action to close) on which the Chicago, Illinois offices of Lender are open to the public for carrying on substantially all of its business functions and (b) with respect to determinations in connection with, and payments of principal and interest on any LIBO Rate Tranche, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in U.S. dollar-denominated deposits in the London Inter-Bank Eurodollar Market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“CFPB” means the Consumer Financial Protection Bureau.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, treaty or related official guidance from or issued by any governmental or similar authority, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental or similar authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental or similar authority; provided, however, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing” means the meaning ascribed to such term in Section 2.5.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended or recodified.

“Condition or Release” means any presence, use, storage, transportation, discharge, disposal, release or threatened release of any Hazardous Materials.

“Control” means the possession, directly or indirectly, of the power to direct, cause, or significantly influence the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default Rate” has the meaning ascribed to such term in Section 2.6.3.

“Disclosure Schedule” means, in aggregate, the disclosures contemplated herein as included in the Disclosure Schedule, which has been delivered in connection with the execution of this Agreement.

“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Equity Interest” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified.

“ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) which together with Borrower would be a member of the same “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

“Event of Default” and “Default” have the meaning ascribed to such terms in Section 8.1.1.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDI Act” means the Federal Deposit Insurance Act, as amended or recodified.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day.

“Fixed Charge Coverage Ratio” has the meaning ascribed to such term in Section 7.5.

“FRB” means the Board of Governors of the Federal Reserve System and shall include any other Governmental Agency that serves as the primary federal regulator of Borrower from time to time when the Loan is outstanding.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency including the FRB, the OCC, the FDIC and the CFPB.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the first Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the first Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary Indebtedness, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radiologically enhanced or contaminated materials, hazardous wastes, toxic or contaminated substances or similar materials, including any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Claims” has the meaning ascribed to such term in Section 4.7.7.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws and comparable laws of other jurisdictions or orders and regulations.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments as the debtor thereunder (other than any letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued or undertaken in good faith in the ordinary course of business consistent with past practice among Subsidiary Bank and its customers);

(c) net obligations of such Person under any Swap Contract (other than any Swap Contract entered into in good faith in the ordinary course of business consistent with past practice among Subsidiary Bank and its customers);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing,

provided, however, Indebtedness shall not include:

(1) deposits or other indebtedness incurred in good faith and in the ordinary course of Borrower’s or the applicable Subsidiary’s business consistent with past practice (including indebtedness to the FRB, federal funds purchased, securities sold under agreements to repurchase, advances from any Federal Home Loan Bank and secured deposits of municipalities, as the case may be) and in accordance with safe and sound banking practices and applicable laws and regulation; and

(2) purchase money obligations incurred in the ordinary course of business consistent with past practice, which obligations (A) shall not, in the aggregate, exceed $5,000,000 and (B) may include liens, encumbrances or similar interests in the property that is acquired in connection with such obligations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract (other than any Swap Contract entered into in good faith in the ordinary course of business consistent with past practice among Subsidiary Bank and its customers) on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Initial Disbursement” has the meaning ascribed to such term in Section 3.2.

“Instructions” means disbursement instructions given by Borrower to Lender specifying the manner in which proceeds of the Loan, if any, should be disbursed at Closing.

“Interim Financial Statements” has the meaning ascribed to such term in Section 4.4.1.

“Junior Subordinated Debentures” means either collectively or individually, as applicable (a) the Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034, issued by Borrower, (b) the Junior Subordinated Notes due 2035, issued by Borrower, (c) the Floating Rate Junior Note due 2036, issued by Borrower, (d) the Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037, issued by Borrower.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Lender” has the meaning ascribed to such term in the preamble hereto.

“LIBO Rate” means that rate of interest equal to the quotient of (i) the average of the offered rates of interest, rounded upward, if necessary, to the nearest whole multiple of .0625% (1/16 of 1%), quoted to Lender in accordance with Lender’s normal and customary practices in the London Inter-Bank Eurodollar Market for U.S. Dollar deposits with prime banks, as such average is published by Reuters (or other commercially available source providing such quotation reasonably selected by Lender) or any successor thereto, at approximately 11:00 a.m., London time, on the date that is two Business Days prior to any applicable Borrowing Date for an amount approximately equal to the applicable LIBO Rate Tranche and for a period of time approximately equal to the applicable LIBOR Period, divided by (ii) 100% minus the Reserve Percentage. If such rate is not available at such time for any reason, then the “LIBO Rate” for such LIBOR Period shall be the rate per annum determined by Lender to be the rate at which deposits in Dollars for delivery on the first day of such LIBOR Period in same day funds in the approximate amount of the LIBO Rate Tranche being made, continued or converted by Lender and with a term equivalent to such LIBOR Period would be offered by Lender’s London Branch to major banks in the London Inter-Bank Eurodollar Market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such LIBOR Period.

“LIBO Rate Tranche” means a Borrowing Tranche as to which the LIBO Rate is applicable. Each LIBO Rate Tranche shall bear interest per annum as follows:

(i) Immediately following the Initial Disbursement and so long as the aggregate principal amount outstanding under this Agreement equals or exceeds $20,000,000, at a rate equal to 3.00% (300 basis points) plus the LIBO Rate; and

(ii) So long as the aggregate principal amount outstanding under this Agreement equals or exceeds $15,000,000 (but is not greater than $19,999,999.99), at a rate equal to 2.75% (275 basis points) plus the LIBO Rate.

(iii) So long as the aggregate principal amount outstanding under this Agreement equals or exceeds $10,000,000 (but is not greater than $14,999,999.99), at a rate equal to 2.50% (250 basis points) plus the LIBO Rate.

(iv) So long as the aggregate principal amount outstanding under this Agreement is less than $10,000,000, at a rate equal to 2.25% (225 basis points) plus the LIBO Rate.

“LIBOR Period” means, with respect to any LIBO Rate Tranche, the period commencing on the Borrowing Date with respect to such LIBO Rate Tranche and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as Borrower may elect in accordance with this Agreement; provided, that (i) if any LIBOR Period would end on a day other than a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such LIBOR Period shall end on the next preceding Business Day, and (ii) any LIBOR Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such LIBOR Period) shall end on the last Business Day of the last calendar month of such LIBOR Period, with respect to a LIBO Rate Tranche.

“Loan” has the meaning ascribed to such term in the recitals hereto.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, the financial condition, business or operations of the Borrower and its Subsidiaries, taken as a whole.

“Maturity Date” means June 15, 2017; provided, however, the Maturity Date shall be July 31, 2012 if on such date any of the TARP-CPP Stock continues to be outstanding.

“Nonperforming Assets” has the meaning ascribed to such term in Section 7.3.

“Nonperforming Loans” has the meaning ascribed to such term in Section 7.4.

“Note” shall mean a promissory note in the form attached as Exhibit A hereto in the principal amount of the Loan, as amended, restated, supplemented or modified from time to time, and each note delivered in substitution or exchange for such note.

“OCC” means the Office of the Comptroller of the Currency.

“Permitted Lien” means:

(a) liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) statutory liens incidental to the conduct of the Borrower’s or the applicable Subsidiary’s business or the ownership of their properties and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower incurred in the ordinary course of business and in compliance with applicable laws;

(d) liens on property or assets of Subsidiary Bank to secure obligations incurred pursuant to clauses (1) and (2), of the proviso to the definition of “Indebtedness”;

(e) liens granted to secure any deposit liabilities with any Governmental Agency;

(f) deposits to secure the performance of leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(g) judgment and attachment liens not giving rise to an Event of Default, including Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(h) any lien existing on the Closing Date that is set forth in Section 4.5.1 of the Disclosure Schedule, and replacements, extensions, renewals, refundings or refinancings thereof;

(i) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of Borrower or any Subsidiary; and

(j) purchase money liens on fixed assets securing loans and Capitalized Lease Obligations, provided that such lien is limited to the purchase price and only attaches to the property being acquired.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Property” means any real property owned or leased by Borrower or any Subsidiary but shall not include real property that was acquired by Subsidiary Bank (including any Subsidiary of Subsidiary Bank) as a result of its collection efforts relating to bona fide loans made to unrelated borrowers of the Subsidiary Bank.

“Rate Election Notice” shall mean a properly completed notice in the form attached as Exhibit B hereto or a verbal notice conveyed to Lender in accordance with its disbursement procedures from time to time.

“Reserve Percentage” means the reserve percentage under Regulation D of the FRB for loans and obligations making reference to a LIBO Rate for a LIBOR Period. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Lender were in a net borrowing position, as promulgated by the FRB, or its successor.

“RICO Related Law” means the Racketeer Influenced and Corrupt Organizations Act of 1970 or any other federal, state or local law for which forfeiture of assets is a potential penalty.

“Subsidiary” means Subsidiary Bank and any other corporation or other entity of which any Controlling Equity Interest is directly or indirectly owned by Borrower.

“Subsidiary Bank” has the meaning ascribed to such term in the recitals hereto and shall include any successor to Pinnacle National Bank.

“Subsidiary Bank Shares” has the meaning ascribed to such term in the recitals hereto.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any Affiliate of Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Bankruptcy Code Provisions to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Primary Capital” has the meaning ascribed to such term in Section 7.3.

“TARP-CPP Stock” has the meaning ascribed to such term the recitals hereto. For avoidance of doubt, TARP-CPP Stock refers to Borrower’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

“Total Risk-Based Capital Ratio” has the meaning ascribed to such term in Section 7.2.

“Transaction Documents” means this Agreement, the Note and those other documents and instruments (including, all agreements, instruments, certificates and documents executed by and/or on behalf of Borrower in connection with this Agreement and the Note) entered into or delivered in connection with or relating to the Loan. Transaction Documents shall also include any Swap Contract between Borrower and Lender.

“UCC” shall mean the Uniform Commercial Code as enacted in the State of New York, as amended or recodified.

“Unmatured Event of Default” means an event or circumstance that with the passage of time, the giving of notice or both could become a Default.

1.2 Certain UCC and Accounting Terms; Interpretations. Except as otherwise defined in this Agreement or the other Transaction Documents, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefor (if any) in the UCC. Notwithstanding the foregoing, any accounting terms used in this Agreement that are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Cincinnati, Ohio time unless otherwise specifically provided. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable fees and expenses of Lender’s outside counsel and of any other third-party experts or consultants reasonably engaged by Lender’s outside counsel on Lender’s behalf. All references to a Transaction Document shall be deemed to be to such document as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

1.3 Exhibits and Schedules Incorporated. All Exhibits and Schedules attached hereto or referenced herein, are hereby incorporated into this Agreement.

2. CREDIT FACILITY.

2.1 The Loan. On the date hereof, Lender agrees to extend the Loan to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Note and the other Transaction Documents. An initial Borrowing Tranche under the Loan shall bear interest as a LIBO Rate Tranche, and, thereafter, any such Borrowing Tranche may be converted or renewed from time to time in accordance with the terms and subject to the conditions set forth in this Agreement. For avoidance of doubt, the Loan is not a revolving credit facility and Borrower may not repay and re-borrow principal amounts under the Loan. Subject to Section 2.6 and any other conditions and limitations set forth in this Agreement, any Borrowing

Tranche under the Loan shall be treated as, at Borrower’s election subject to and in accordance with the terms in this Agreement: (a) a LIBO Rate Tranche or (b) a Base Rate Tranche. The unpaid principal balance plus all accrued but unpaid interest on the Loan shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Note and this Agreement.

2.2 The Note. The Loan shall be evidenced by the Note.

2.3 Payments and Maturity Date. On September 30, 2012 and on the last day of each calendar quarter thereafter, Borrower shall repay, together with any interest payment then due under Section 2.6.2, an amount equal to $625,000. On the Maturity Date, all sums due and owing under this Agreement and the other Transaction Documents with respect to the Loan shall be repaid in full. Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the terms of the Loan past its Maturity Date, unless Borrower and Lender hereafter specifically otherwise agree in writing.

2.4 Fee. Borrower shall pay Lender a fee equal to 0.50% (fifty basis points) of the Maximum Principal Amount on the Closing Date. Such fee shall be fully earned when paid and shall not be refunded for any reason.

2.5 The Closing. The establishment of the credit facility shall occur at the closing (the “Closing”) which will occur at the offices of Kirkland & Ellis LLP, counsel to Lender, at 300 North LaSalle Street, Suite 2400, Chicago, Illinois at 9:30 a.m. (local time) on the Closing Date, or at such other place, date, time or manner (including remotely via the electronic or other exchange of documents and signature pages) as the parties hereto may agree, and may include the disbursement of the proceeds of the Loan in accordance with the Instructions, if any, received at least one Business Day prior to Closing.

2.6 Interest Rate Matters. Borrower agrees that matters concerning the election, payment, application, accrual and computation of interest and interest rates shall be in accordance with Lender’s practices set forth in this Agreement and in the other Transaction Documents.

2.6.1 Applicable Interest Rate. Subject to Sections 2.6 and 2.7, the initial Borrowing Tranche shall bear interest as a LIBO Rate Tranche and shall continue as a LIBO Rate Tranche having the previously selected LIBOR Period unless LIBO Rate pricing is not available. For any Base Rate Borrowing Tranche, Borrower may make, if available, a LIBO Rate election by delivering a Rate Election Notice before 12:00 p.m., Eastern time, on the second Business Day prior to the Borrowing Date. The LIBO Rate shall remain fixed for each LIBO Rate Tranche until the next LIBOR Period commences. Borrower may elect, by designation on a Rate Election Notice to convert a Base Rate Tranche or any portion thereof into a LIBO Rate Tranche. For purposes of the immediately preceding sentence, the amount of any “portion” shall be $1,000,000, or a multiple thereof. In the event Borrower fails to notify Lender that Borrower desires to continue any LIBO Rate Tranche or any portion thereof by the last day of the applicable LIBOR Period, Borrower shall be deemed to have elected to continue the LIBO Rate Tranche in question for an additional LIBOR Period equal to the next preceding LIBOR Period. Any Rate Election

Notice delivered by Borrower shall be irrevocable and may not be modified in any way without the prior, written approval of Lender. The LIBOR Period for the continuation of any LIBO Rate Tranche shall commence on the day after the last day of the next preceding LIBOR Period. Notwithstanding anything to the contrary contained herein and subject to the default interest provisions contained herein, if an Event of Default occurs and is continuing, all LIBO Rate Tranches will convert to Base Rate Tranches upon the expiration of the LIBOR Periods therefor. The conversion of a LIBO Rate Tranche to a Base Rate Tranche pursuant to a description in a Rate Election Notice shall only occur on the last Business Day of the LIBOR Period relating to such LIBO Rate Tranche. Lender is hereby authorized to rely upon Instructions, Rate Election Notices and other written communications concerning the Loan delivered by any authorized officer of Borrower, including the Borrower’s President, Chief Financial Officer, Controller, Treasurer and any other officer designated on the Notice of Authorized Officers delivered by Borrower from time to time, and such additional authorized agents as any of the above-referenced officers of Borrower shall designate, in writing, to Lender from time to time.

2.6.2 Interest Payments. Subject to Section 2.6.3 and except as otherwise expressly provided herein or in the Note, interest accrued (a) on each LIBO Rate Tranche shall be payable by Borrower in arrears on the last day of each LIBOR Period and on the Maturity Date, and (b) on each Base Rate Tranche or any other outstanding amount of the Loan shall be payable by Borrower in arrears on the last day of each March, June, September and December, beginning June 30, 2012, and on the Maturity Date.

2.6.3 Default Interest. Notwithstanding the rates of interest and the payment dates specified in this Section 2.6, effective immediately upon the occurrence and during the continuance of any Event of Default, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments not paid within five days after the same becomes due shall bear interest payable upon demand at a rate that is 3% per annum in excess of the rate of interest otherwise payable under this Agreement (the “Default Rate”). In addition, all other amounts due to Lender (whether directly or for reimbursement) under this Agreement or any of the other Transaction Documents if not paid within 5 Business Days after written notice from Lender that the same has become due, shall thereafter bear interest at the foregoing Default Rate. Finally, any amount due on the Maturity Date that is not then paid shall also bear interest thereafter at the Default Rate.

2.6.4 Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest, the date of funding shall be included and the date of payment (with respect to the amount timely paid on such date) shall be excluded; provided, however, that if any funding is repaid on the same day on which it is made, one day’s interest shall be paid thereon. The parties hereto intend to conform strictly to applicable usury laws as in effect from time to time during the term of the Loan. Accordingly, if the transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement or the Note, Borrower and Lender agree that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under or in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to Borrower by Lender (or if such consideration shall have been paid in full, such excess refunded to Borrower by Lender).

2.7 Certain Provisions Regarding Taxes, Yield Protection and Illegality.

2.7.1 Changes; Legal Restrictions. In the event the adoption of or any change in any law, treaty, rule, regulation, guideline or the interpretation or application thereof by a Governmental Agency (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) either (a) subjects Lender to any tax (other than income taxes or franchise taxes not specifically based on loan transactions), duty or other charge of any kind with respect to any LIBO Rate Tranche or changes the basis of taxation (other than with respect to income taxes or franchise taxes not specifically based on loan transactions) of payments to Lender of principal, fees, interest or any other amount payable in connection with a LIBO Rate Tranche, or (b) imposes on Lender any other condition materially more burdensome in nature, extent or consequence than those in existence as of the date of this Agreement, and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining any LIBO Rate Tranches or to reduce any amount receivable thereunder; then, in any such case, Borrower shall promptly pay to Lender, as applicable, upon demand, such amount or amounts as may be necessary to compensate Lender for any such additional cost incurred or reduced amounts received.

2.7.2 LIBO Rate Lending Unlawful. If Lender shall determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding in the absence of readily demonstrable error) that the adoption of or any change in any law, treaty, rule, regulation, guideline or in the interpretation or application thereof by any Governmental Agency makes it unlawful for Lender to make or maintain any LIBO Rate Tranche, (a) the obligation of Lender to make or continue any LIBO Rate Tranche shall, upon such determination, forthwith be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and (b) if required by such law, interpretation or application, all LIBO Rate Tranches shall automatically convert into Base Rate Tranches.

2.7.3 Unascertainable Interest Rate. If Lender shall have determined in good faith that adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Tranches, then, upon notice from Lender to Borrower, the obligations of Lender to make or continue LIBO Rate Tranches shall forthwith be suspended, and thereafter the Loan shall continue as a Base Rate Tranche until Lender shall notify Borrower that the circumstances causing such suspension no longer exist. Lender will give such notice when it determines, in good faith, that such circumstances no longer exist; provided, however, that Lender shall not have any liability with respect to any delay in giving such notice.

2.7.4 Funding Losses. In the event Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to make or maintain any LIBO Rate Tranche) as a result of any continuance, conversion, repayment or prepayment of the principal amount of, or failure to make or termination of, any LIBO Rate Tranche on a date other than the scheduled last day of the LIBOR Period applicable thereto, then, upon written notice of such from Lender to Borrower, Borrower shall reimburse Lender (without duplication, including under Section 2.7.5.6) for such loss or expense within three Business Days after receipt of such notice. Such written notice (which shall include calculations in reasonable detail) shall be conclusive and binding in the absence of readily demonstrable error.

2.7.5 Increased Costs; Reserves on LIBO Rate Tranches.

2.7.5.1. Increased Costs Generally. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement contemplated by Section 2.7.5.5); (b) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBO Rate Tranche made by it, or change the basis of taxation of payments to Lender in respect thereof; or (c) impose on any Lender or the London Inter-Bank Eurodollar Market any other condition, cost or expense affecting this Agreement or LIBO Rate Tranches made by Lender and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining the Loan based on the LIBO Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender (without duplication, including under Section 2.7.1) such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

2.7.5.2. Capital Requirements. If Lender determines that any Change in Law affecting Lender or the lending office of Lender where the Loan is deemed to be maintained or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

2.7.5.3. Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.7.1, Section 2.7.5.1 or Section 2.7.5.2 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.7.5.4. Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided, however, Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.7.5.5. Reserves on LIBO Rate Tranches. Borrower shall pay to Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including LIBO funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Tranche equal to the actual costs of such reserves allocated to the Loan by Lender (as determined by Lender in good faith, which determination shall be conclusive), which shall be due and payable (without duplication, including as contemplated in the definition of LIBO Rate) on each date on which interest is payable on such Loan, provided, however, Borrower shall have received at least 10 days’ prior notice of such additional interest from Lender. If Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

2.7.5.6. Compensation for Losses. Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold such Lender harmless from any loss, cost or expense incurred by it (without duplication, including under Section 2.7.4) as a result of: (i) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Tranche on a day other than the last day of the interest period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise); (ii) any failure by Borrower (for a reason other than the failure of Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Tranche on the date or in the amount notified by Borrower; or (iii) any assignment of a LIBO Rate Tranche on a day other than the last day of the interest period therefor as a result of a request by Borrower; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lender under this Section 2.7.5.6, each Lender shall be deemed to have funded each LIBO Rate Tranche made by it at the LIBO Rate for such Tranche by a matching deposit or other borrowing in the London Inter-Bank Eurodollar Market for a comparable amount and for a comparable period, whether or not such LIBO Rate Tranche was in fact so funded.

2.7.5.7. Survival. All of Borrower’s obligations under this Section 2.7 shall survive termination of the Agreement, and repayment of the Loan hereunder.

2.7.6 Notice of Changes or Increased Costs Relating to LIBO Rate Tranches. Lender agrees that, as promptly as reasonably practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected by any of the events or conditions described in this Section 2.7, it will notify Borrower of such event and the possible effects thereof, provided that the failure to provide such notice shall not affect Lender’s rights to reimbursement provided for herein.

2.8 Payments. Borrower agrees that matters concerning prepayments, payments and application of payments shall be in accordance with Lender’s practices set forth in this Agreement and in the other Transaction Documents.

2.8.1 Prepayment. Subject to Section 2.7.4 hereof and the immediately following sentence, Borrower may, upon at least one Business Day’s notice to Lender, prepay, without penalty, all or a portion of the principal amount outstanding under the Note in a minimum aggregate amount of $100,000 or any larger integral multiple of $100,000 by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of prepayment. So long as no Event of Default or Unmatured Event of Default has occurred and is continuing and Borrower has no unsatisfied obligations under the Transaction Documents, prepayments shall be applied to the scheduled principal installment payable in respect of the Loan as directed by Borrower. Amounts that are prepaid under the Note may not be reborrowed.

2.8.2 Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Lender shall be made, without condition or reservation of right and free of set-off or counterclaim, in U.S. dollars and by wire transfer (pursuant to Lender’s written wire transfer instructions) of immediately available funds delivered to Lender not later than 12:00 noon (Eastern time) on the date due. Funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.

2.8.3 Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

2.8.4 Application of Payments. All payments received by Lender from or on behalf of Borrower shall be applied first to amounts due to Lender to reimburse Lender’s costs and expenses, including those pursuant to Section 5.6 or Section 8.5 and, second to accrued interest under the Note, and third to principal amounts outstanding under the Note; provided, however, subject to Section 8.1.2 of this Agreement, that after the date on which the final payment of principal with respect to the Loan is due or following and during any Event of Default, all payments received on account of Borrower’s Liabilities shall be applied in whatever order, combination and amounts as Lender, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing to Lender under the Transaction Documents.

3. DISBURSEMENT.

3.1 Initial Disbursement. Following the Closing and the delivery of all items required by Section 3, at such time as all of the terms and conditions in Section 3.3 have been satisfied by Borrower and Borrower has executed and delivered to Lender each of the Transaction Documents and any other related documents in form and substance reasonably satisfactory to Lender, Lender shall disburse to Borrower an amount up to $25,000,000. In the event Borrower fails to satisfy any disbursement conditions, Borrower nevertheless shall pay all costs and expenses incurred by Lender in connection with the transactions contemplated herein promptly upon receipt of an invoice therefor from Lender.

3.2 Closing Deliveries. In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, at the Closing and as a condition of the disbursement to be made pursuant to this Agreement (the “Initial Disbursement”), Borrower shall deliver or cause to be delivered to Lender each of the following, each of which shall be in form and substance satisfactory to Lender, in its sole and absolute discretion:

3.2.1 Searches. Such UCC, tax lien and judgment searches regarding Borrower and Subsidiary Bank pertaining to the jurisdictions in which Borrower is organized and headquartered.

3.2.2 Opinion. An opinion of counsel of Borrower in substantially a form reasonably satisfactory to Lender, dated as of the Closing Date.

3.2.3 Transaction Documents. The Transaction Documents, including the Note.

3.2.4 Authority Documents.

3.2.4.1. Copies certified by the appropriate secretary of state or Governmental Agency of (i) the charter of Borrower, and (ii) the articles of association of Subsidiary Bank.

3.2.4.2. Certificates for (i) Borrower issued by the Secretary of State of the State of Tennessee and (ii) Subsidiary Bank issued by the OCC, evidencing the existence and/or good standing of Borrower and Subsidiary Bank, as applicable.

3.2.4.3. Copies certified by the Secretary or an Assistant Secretary of Borrower and the Subsidiary Bank, as applicable, of the Bylaws of Borrower and Subsidiary Bank.

3.2.4.4. Copies certified by the Secretary or an Assistant Secretary of Borrower of resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this Agreement, the Note and the other Transaction Documents.

3.2.4.5. An incumbency certificate of the Secretary or an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Note and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

3.2.5 Regulatory Consents. Copies certified by the Secretary or an Assistant Secretary of Borrower and Subsidiary Bank of all documents evidencing all necessary consents, approvals and determinations of any Governmental Agency with respect to this Agreement and the other Transaction Documents and the borrowings contemplated hereby to the extent such consents, approval and determinations are required to be received on or prior to the Initial Disbursement.

3.2.6 Instructions. The Instructions, if any.

3.2.7 Fees and Costs of Lender. Payment of the origination fee described in Section 2.4 and all reasonable costs and expenses incurred by Lender to date in connection with the transactions contemplated herein, including Lender’s attorneys’ fees and expenses and other reasonable fees and expenses paid or payable to any other parties.

3.2.8 Other Requirements. Such other additional information regarding Borrower, Subsidiary Bank and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as Lender may require in its sole discretion.

3.2.9 Other Documents. Such other certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents that are provided for hereunder or as Lender may reasonably request.

3.3 Conditions to Each Borrowing Tranche. Notwithstanding anything to the contrary contained herein, the continued performance, observance and compliance of and with all of the covenants, conditions and agreements of Borrower contained herein (whether or not non-performance constitutes an Event of Default) and in the other Transaction Documents shall be further conditions precedent to any disbursement of the proceeds under the Loan and any Borrowing Tranche except to the extent waived by Lender. In addition, Lender shall not be required to disburse proceeds under the Loan at any time that any of the following is true:

3.3.1 Default. There exists an Event of Default or Unmatured Event of Default.

3.3.2 Representations and Warranties. Any representation or warranty of Borrower contained herein or any information set forth in the recitals hereto, shall not be true on and as of the date of any Borrowing Tranche, with the same effect as though such representations and warranties had been made, or such information had been presented, on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date.

3.3.3 Approvals. All necessary or appropriate actions and proceedings have not been taken in connection with, or relating to, the transactions contemplated hereby and all documents incident thereto have not been completed and tendered for delivery, in substance and form reasonably satisfactory to Lender, including if appropriate in the opinion of Lender, Lender’s failure to have received evidence of all necessary approvals from Governmental Agencies.

3.3.4 Other Documents. Lender has not received in substance and form reasonably satisfactory to Lender, all instruments, certificates, affidavits, schedules, resolutions, opinions, notes, and/or other documents that are provided for hereunder.

3.3.5 Legislation or Proceedings. Any legislation has been passed or any suit or other proceeding has been instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise materially and adversely affect, in Lender’s sole and absolute judgment, Borrower’s performance of its obligations hereunder, or any litigation or governmental proceeding has been instituted or threatened against Borrower or any Subsidiary or any of their officers or shareholders that could reasonably be expected to be determined adversely and, if so determined, have a Material Adverse Effect.

Lender’s refusal to disburse any proceeds of the Loan on account of the provisions of this Section 3.3 shall not alter or diminish any of Borrower’s other obligations hereunder or otherwise prevent any breach or default of Borrower hereunder from becoming an Event of Default. Each Rate Election Notice submitted by Borrower hereunder shall constitute an affirmation that Borrower has performed, observed and complied with its covenants, conditions and agreements contained herein in all material respects.

4. GENERAL REPRESENTATIONS AND WARRANTIES. Borrower hereby covenants, represents and warrants to Lender as follows:

4.1 Organization and Authority.

4.1.1 Organization Matters. Borrower (a) is a corporation duly organized and validly existing under the laws of the State of Tennessee; (b) is duly qualified as a foreign corporation and in good standing in the State of Tennessee and all jurisdictions in which it is doing business except where the failure to so qualify would not have a Material Adverse Effect; (c) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted, and to enter into this Agreement and the other Transaction Documents to which it is a party; and (d) is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Each of Subsidiary Bank and the other Subsidiaries is duly organized, validly existing and chartered under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted, except, in the case of a Subsidiary other than Subsidiary Bank, where the failure of such Subsidiary to have the requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted would not have a Material Adverse Effect. The deposit accounts of Subsidiary Bank are insured by the FDIC to the fullest extent permitted by applicable law. Borrower and Subsidiary Bank have made payment of all applicable franchise and similar taxes in the State of Tennessee, and in all of the other respective jurisdictions in which they are incorporated, chartered or qualified, prior to delinquency, except for any such taxes (i) where the failure to pay such taxes would not have a Material Adverse Effect, (ii) the validity of which is being contested in good faith and (iii) for which proper reserves have been set aside on the books of Borrower or Subsidiary Bank, as the case may be.

4.1.2 Capital Stock of the Subsidiary Bank. Section 4.1.2 of the Disclosure Schedule correctly sets forth (a) the state or states in which Subsidiary Bank owns, leases, operates, maintains, controls or otherwise has an interest in any bank or branch offices, loan production offices, deposit production offices, remote service units for the production of deposits or loans, or any ATMs, and the state or states in which Subsidiary Bank owns or leases any Property used in its operations, and (b) a list of each class of stock of Subsidiary Bank as well as the owners of record and beneficial owners thereof, including the number of shares held by each, and, except as otherwise stated in Section 4.1.2 of the Disclosure Schedule, there is no plan, agreement or understanding providing for, or contemplating, the issuance of any additional shares of capital stock of Subsidiary Bank. All of the Subsidiary Bank Shares have been duly authorized, legally and validly issued, fully paid and nonassessable, except as provided in 12 U.S.C. § 55, and the Subsidiary Bank Shares are owned by Borrower free and clear of all pledges, liens, security interests, charges or encumbrances, and following the Closing Date, Borrower will own the Subsidiary Bank Shares free and clear of all pledges, liens, security interests, charges or encumbrances. None of the Subsidiary Bank Shares have been issued in violation of any shareholder’s preemptive rights. Except as otherwise stated in Section 4.1.2 of the Disclosure Schedule, there are no outstanding options, rights, warrants or other agreements or instruments obligating Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Subsidiary Bank.

4.2 No Impediment to Transactions.

4.2.1 Transaction is Legal and Authorized. The borrowing of the principal amount of the Loan, the execution of this Agreement and the other Transaction Documents and compliance by Borrower or any Subsidiary, as applicable, with all of the provisions of this Agreement and of the other Transaction Documents are within the corporate and other powers of Borrower or such Subsidiary, as applicable. This Agreement and the other Transaction Documents to which Borrower or such Subsidiary, as applicable, is a party have been duly authorized, executed and delivered by Borrower or any Subsidiary, as applicable, and are the legal, valid and binding obligations of Borrower or such Subsidiary, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or limiting creditors’ rights or equitable principles generally.

4.2.2 No Defaults or Restrictions. Neither the execution and delivery of the Transaction Documents nor compliance with their terms and conditions will (a) violate, conflict with or result in a material breach of, or constitute a material default under: (i) the charter or bylaws of Borrower or the articles of association or bylaws of Subsidiary Bank; (ii) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other material agreement or instrument to which Borrower is now a party or by which Borrower or any of its properties may be bound or affected; (iii) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to Borrower; or (iv) any statute, rule or regulation applicable to Borrower, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower or Subsidiary Bank except in the case of (a)(ii), (a)(iii), (a)(iv) and (b), such violations, conflicts, breaches, defaults, liens, charges or encumbrances as would not have a Material Adverse Effect. Neither Borrower nor Subsidiary Bank is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any material indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which Borrower or Subsidiary Bank is a party or by which Borrower or Subsidiary Bank or their properties may be bound or affected.

4.2.3 Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Borrower or Subsidiary Bank and no registrations or declarations are required to be filed by Borrower or Subsidiary Bank in connection with, or contemplation of, the execution and delivery of, and performance under, this Agreement and the other Transaction Documents that have not already been obtained or completed.

4.3 Purposes of the Loan.

4.3.1 Use of Proceeds. Borrower shall use the proceeds of the Loan solely to fund the redemption of the TARP-CPP Stock and no proceeds may be used for general corporate purposes or to fund capital infusions into the Subsidiary Bank. Borrower will not use any part of the proceeds of the Loan (a) directly or indirectly to purchase or carry any margin security or reduce or retire any indebtedness originally incurred to purchase any such margin security within the meaning of Regulation U of the FRB, or (b) so as to involve Borrower or Lender in a violation of Regulation U of the FRB. Borrower agrees to execute, or cause to be executed, all instruments necessary to comply with all of the requirements of Regulation U of the FRB.

4.3.2 Usury. None of the amounts to be received by Lender as interest under the Note pursuant to the terms of the Note and the other Transaction Documents is usurious or illegal under any applicable law.

4.4 Financial Condition.

4.4.1 Borrower Financial Statements. Borrower has delivered to Lender copies of the consolidated financial statements of Borrower (which financial statements shall include the financial statement accounts and information of Subsidiary Bank) as of and for the year ended December 31, 2011 (the “Borrower 2011 Financial Statement Date”), audited by Borrower’s Accountant (the “Borrower 2011 Financial Statements”). The Borrower 2011 Financial Statements are true and correct in material respects, have been prepared in accordance with the respective books of account and records of Borrower and its Subsidiaries, have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly and accurately present, in all material respects, the financial condition of Borrower and its Subsidiaries and their assets and liabilities and the results of their operations as of such date and for the fiscal year then ended. In addition, Borrower has delivered to Lender copies of the call reports filed by Subsidiary Bank and copies of the quarterly financial reports filed by the Borrower with the applicable federal regulator, in each case for the quarterly period ending March 31, 2012 (such call reports and regulatory filings, “Interim Financial Statements” and together with the Borrower 2011 Financial Statements, the “Borrower Financial Statements”). The Borrower Interim Financial Statements are true and correct in material respects and have been prepared in accordance with the respective books of account and records of Subsidiary Bank and Borrower and its Subsidiaries, as the case may be, and in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately present in all material respects the financial condition of Borrower and Subsidiary Bank, as the case may be, and their respective assets and liabilities and the results of their respective operations as of such date and for the period(s) covered thereby, subject to year-end adjustments and the absence of notes. The Borrower Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower in accordance with GAAP and applicable banking regulations, rules, and guidelines, respectively. Neither Borrower nor Subsidiary Bank has any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) required to be provided for or disclosed under GAAP that is not provided for or disclosed in the Borrower Financial Statements.

4.4.2 Absence of Default. No event has occurred that either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower the right to accelerate the maturity of any indebtedness of Borrower for borrowed money. Borrower is not in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, except for such defaults as would not have a Material Adverse Effect.

4.4.3 Loans. To Borrower’s knowledge, each loan having an outstanding balance of more than $5,000,000 and reflected as an asset of Subsidiary Bank in the Borrower Financial Statements is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or limiting creditors’ rights or equitable principles generally. As of the date hereof and the date of any quarterly compliance certificate delivered under Section 6.3, to Borrower’s knowledge, (a) no obligor named therein is seeking to avoid the enforceability of the terms of any loan having an unpaid balance (principal and accrued interest) in excess of $5,000,000, and (b) no loan having an unpaid balance (principal and accrued interest) in excess of $5,000,000 is subject to any valid defense, offset or counterclaim.

4.4.4 Allowance for Loan and Lease Losses. The allowance for loan and lease losses shown in the Borrower Financial Statements is adequate to provide for losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding as of the date of such statements or reports.

4.4.5 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature. No transfer of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower or any Subsidiary.

4.4.6 Subordination. The Junior Subordinated Debentures are expressly subordinate and junior in all respects (including, with respect to the right of payment) to the Loan to the extent provided in each applicable indenture pursuant to which the Junior Subordinated Debentures were issued. The Loan constitutes “Senior Indebtedness” or “Senior Debt”, as applicable, and as defined in each such applicable indenture.

4.5 Title to Properties.

4.5.1 Owned Property. Borrower and the Subsidiaries have, respectively, good and marketable fee title to all the Property reflected in the Borrower Financial Statements, and good and marketable title to all other property and assets reflected in the Borrower Financial Statements, except for (a) real property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Subsidiary Bank, (b) property or other assets leased by Borrower or any Subsidiary, and (c) property and assets sold or otherwise disposed of for their fair market value subsequent to the date of the Borrower Financial Statements. Except for property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Subsidiary Bank and property or other assets leased by Borrower or any Subsidiary, all property and assets of any kind (real or personal, tangible or intangible) of Borrower and any Subsidiary are free from any liens, encumbrances or defects in title, except for (a) Permitted Liens and (b) such defects in title as would not be reasonably expected to have a Material Adverse Effect. Except as identified in Section 4.5.1 of the Disclosure Schedule or as may be filed in connection with any Permitted Lien, no financing statement under the UCC that names Borrower or Subsidiary Bank as debtor has been filed and neither Borrower nor Subsidiary Bank has signed any financing statement or any pledge agreement authorizing any secured party thereunder to file any such financing statement.

4.5.2 Leased Property. For Property leased by Borrower or any Subsidiary and necessary in the ordinary course of the business of Borrower and its Subsidiaries, Borrower and each such Subsidiary enjoy peaceful and undisturbed possession under all of such Leases under which they are operating, all of which permit the customary operations of Borrower and any Subsidiary, as applicable. None of such Leases is in material default that could have a Material Adverse Effect.

4.6 No Material Adverse Change. Since the Borrower 2011 Financial Statements Date, the business, operations, properties and assets of Borrower and its Subsidiaries, taken as a whole, have not been materially and adversely affected in any way.

4.7 Legal Matters.

4.7.1 Compliance with Law. Borrower and the Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply could not reasonably be expected to have a Material Adverse Effect.

4.7.2 Taxes. Borrower and each Subsidiary have filed all United States income tax returns and all material state and municipal tax returns that are required to be filed, and have paid, or made adequate provision for the payment of, all material taxes that have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Subsidiary, prior to delinquency, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. To the knowledge of Borrower there is not pending any audit, assessment or other proposed action or inquiry of the Internal Revenue Service with respect to any material United States income tax liability of Borrower or any Subsidiary. To Borrower’s knowledge, Borrower and each Subsidiary have withheld amounts from their employees, shareholders or holders of public deposit accounts and have complied in all material respects with the tax withholding provisions of applicable federal, state and local laws and each has filed all federal, state and material local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been made in all material respects within the time period required by law.

4.7.3 Regulatory Enforcement Actions. Except as set forth in Section 4.7.3 of the Disclosure Schedule, as of the Closing Date none of Borrower, any Subsidiary or any of their respective officers or directors is operating under any restrictions, agreements, memoranda, commitments (other than restrictions of general application) or any other actions of the type described in Section 8.1.1.10 imposed by any Governmental Agency, nor are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Agency.

4.7.4 Pending Litigation. Except as otherwise disclosed in Section 4.7.4 of the Disclosure Schedule and in Borrower’s most recent annual report filed on Form 10-K and quarterly report on Form 10-Q, there are no actions, suits, proceedings or written agreements pending, or, to Borrower’s knowledge, threatened in writing, against Borrower or any Subsidiary at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, could reasonably be expected to be determined adversely and, if so determined, to have a Material Adverse Effect; and none of Borrower or any Subsidiary is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, if and to the extent that, either separately or in the aggregate, such default(s) could reasonably be expected to have a Material Adverse Effect.

4.7.5 RICO. There are no suits, actions or proceedings pending or, to Borrower’s knowledge, threatened against Borrower or any Subsidiary, or any of the principals thereof, under a RICO Related Law.

4.7.6 ERISA. All Employee Benefit Plans (as defined in Section 3(3) of ERISA) established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes are in material compliance with applicable requirements of ERISA, and are in material compliance with applicable requirements (including qualification and non-discrimination requirements) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such plans. Each Employee Benefit Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in material compliance with each of the requirements of Section 4980B of the Code. Neither Borrower nor any ERISA Affiliate has failed to make on a timely basis any required contributions or to pay on a timely basis any amounts with respect to any Employee Benefit Plan or ERISA or any other applicable law. No “reportable event” or non-exempt “prohibited transaction,” as defined in ERISA, has occurred and is continuing as to any Employee Benefit Plan and no excise taxes have been incurred or security is required with respect to any Employee Benefit Plan. No Employee Benefit Plan has, or as of the Closing Date will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Borrower or any ERISA Affiliate could be liable to any Person under Title IV of ERISA if any such plan were terminated. All Employee Benefit Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations under Title IV of ERISA relating to any Employee Benefit Plan that is a multiemployer plan if any such plan were terminated or if Borrower or any ERISA Affiliate withdrew from any such plan. Except as set forth in Section 4.7.6 of the Disclosure Schedule, and except as required by Section 4980B of the Code or applicable state insurance laws, neither Borrower nor any ERISA Affiliate has promised any employee medical coverage after termination of employment, or promised medical coverage to any former employee or other individual not employed by Borrower or any ERISA Affiliate, and neither Borrower nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits to employees after their termination of employment or any other individual not employed by Borrower or any ERISA Affiliate.

4.7.7 Environmental. Except as set forth in Section 4.7.7 of the Disclosure Schedule, no Property is or, to Borrower’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal or transportation of any Hazardous Materials other than those used, stored and released by Borrower within an office in the ordinary course of business, and neither Borrower nor any Subsidiary has engaged in any such activities each outside of those performed in the ordinary course of business within an office. Each Property, and Borrower and each Subsidiary, are in compliance with all Hazardous Materials Laws. Except as set forth in Section 4.7.7 of the Disclosure Schedule, there are no claims or actions (“Hazardous Materials Claims”) pending or, to Borrower’s knowledge, threatened, nor have there been any such claims or actions in the past, against Borrower or any Subsidiary or any Property by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.

4.8 Borrower Status.

4.8.1 Non-Foreign Status. Borrower is not a nonresident alien for purposes of U.S. income taxation and is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as said terms are defined in the Code or regulations promulgated thereunder).

4.8.2 Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.8.3 No Burdensome Agreements. None of Borrower or any Subsidiary is a party to any agreement, instrument or undertaking or subject to any other restriction (a) that could reasonably be expected to have a Material Adverse Effect, or (b) under or pursuant to which Borrower or any Subsidiary is or will be required to place (or under which any other Person may place) a lien (other than Permitted Liens) upon any of its properties securing indebtedness either upon demand or upon the happening of a condition, with or without such demand.

4.9 No Misstatement. The information, exhibits, reports, schedules or documents furnished by Borrower to Lender in connection with the negotiation, execution or performance of this Agreement and the funding of the Loan, do not contain any untrue statement of a material fact, or omit (when taken as a whole) to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made when made or furnished to Lender.

4.10 Representations and Warranties Generally. The representations and warranties set forth in this Agreement or in any other Transaction Document will be true and correct (a) on the date of this Agreement, (b) as otherwise provided herein, and (c) as otherwise provided in the quarterly compliance certificates delivered pursuant to Section 6.3 with the same force and effect as if made on each such date except to the extent such representations and warranties relate to an earlier date. All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding Lender’s review of any documents or materials delivered by Borrower to Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf (and Borrower hereby acknowledges such reliance by Lender in making the Loan and all disbursements thereunder) and, furthermore, shall survive the making of any or all of the disbursements of proceeds under the Loan and continue in full force and effect as long as there remains unperformed any obligations of Borrower to Lender hereunder or under any of the other Transaction Documents.

5. GENERAL COVENANTS, CONDITIONS AND AGREEMENTS. Borrower hereby further covenants and agrees with Lender that so long as the Loan or any obligation of Borrower to Lender in connection therewith is outstanding:

5.1 Compliance with Transaction Documents. Borrower shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under each and every one of the Transaction Documents.

5.2 Material Transactions.

5.2.1 Merger, Consolidation and Sale of Assets. Without the prior written consent of Lender, Borrower shall not consolidate with or merge with (except for consolidations or mergers (a) in which Borrower is the surviving entity or (b) with any Subsidiary of Borrower) or sell, lease or otherwise transfer all or substantially all of its assets to, any Person.

5.2.2 Restricted Payments. Without the prior written consent of Lender, Borrower shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock; provided, however, that notwithstanding the foregoing, Borrower may (a) make repurchases of its capital stock that are deemed to occur upon the exercise of stock options or warrants if the capital stock repurchased represents a portion of the exercise price of such options or warrants or withholding of shares of capital stock upon the vesting of restricted stock, restricted stock units or salary stock units, including in connection with the satisfaction of withholding taxes related to such vesting; (b) pay dividends on shares of TARP-CPP Stock; (c) redeem all of the outstanding shares of TARP-CPP Stock and any warrants issued in connection with the issuance thereof; and (d) make purchases on the open market directly, or indirectly through a plan trustee or administrator, of shares of Borrower’s common stock for allocations to participants in Borrower’s, or its ERISA Affiliates’, Employee Benefit Plans.

5.2.3 Incurring Debt; Liens. Without the prior written consent of Lender, which consent shall not be unreasonably withheld, Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to (a) create, assume, incur, have outstanding, or in any manner become liable in respect of any Indebtedness other than (i) as reflected in Section 5.2.3 of the Disclosure Schedule (including any refinancings, renewals, amendments and extensions thereof); (ii)(A) Indebtedness owed by the Borrower or any “affiliate” of the Borrower (as defined in Regulation W of the FRB and Sections 23A and 23B of the Federal Reserve Act) to the Subsidiary Bank not in violation of Regulation W of the FRB (as amended, supplemented or otherwise modified); (B) Indebtedness owed by any Subsidiary to Borrower and (C) Indebtedness owed by any Subsidiary to any Subsidiary; (iii) Indebtedness of any Person acquired by Borrower that is subordinated to the Indebtedness under this Agreement as long as Borrower is in compliance both before and after giving effect to such acquisition with the covenants contained in Article 7 of this Agreement and no Event of Default exists or would result from such acquisition; (iv) Indebtedness incurred under Swap Contracts entered into by Borrower or any Subsidiary in the ordinary course of business to hedge or mitigate risks to which Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, including, but not limited to, Borrower’s Indebtedness incurred under this Agreement; (v) Indebtedness constituting obligations of Borrower or any Subsidiary under debentures, indentures, trust agreements and guarantees in connection with the issuance by such Persons of trust preferred securities that qualify as capital for regulatory purposes; and (vi) with respect to obligations of the type specifically excluded from the definition of “Indebtedness” in this Agreement, or (b) create, assume, incur, suffer or permit to exist any mortgage, pledge, deed of trust, encumbrance (including the lien or retained security title of a conditional vendor), security interest, assignment, lien or charge of any kind or character upon or with respect to any of their real or personal property, including any capital stock owned by Borrower whether owned at the date hereof or hereafter acquired other than Permitted Liens.

5.2.4 Asset Sales. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to dispose of by sale, assignment, lease or otherwise, property or assets now owned or hereafter acquired if such property or assets plus all other properties and assets sold, leased, transferred or otherwise disposed of during the 12-month period ending on the date of such sale, lease or other disposition shall have an aggregate value of more than 10% of the consolidated assets of Borrower as reflected in the most recent balance sheet delivered to Lender (pursuant to Section 6 hereof) prior to the commencement of such period, except (a) that Subsidiary Bank may sell assets in good faith in the ordinary course of its business, (b) Borrower and its Subsidiaries may sell, assign, lease, transfer or otherwise dispose of property or assets to Borrower or to another Subsidiary, (c) Borrower and its Subsidiaries may sell, assign, lease, transfer or otherwise dispose of property or assets that are obsolete or no longer useful in Borrower’s or such Subsidiary’s business, (d) Borrower and each Subsidiary may sell, assign or transfer loans held for sale in the ordinary course of its business, and (e) Borrower and each Subsidiary may sell, assign, lease or transfer assets received upon or in lieu of foreclosure and upon assets no longer subject to leases for the financing of personal property.

5.2.5 Subsidiary Capital Stock Matters. Except in connection with the dissolution and wind-down of Subsidiary Bank’s current Subsidiary that is a real estate investment trust, Borrower shall not permit or allow any Subsidiary to, redeem, repurchase, acquire or make a liquidating payment (other than to Borrower or to Subsidiary Bank or any Subsidiary of Subsidiary Bank) with respect to any of its capital stock or other outstanding securities or otherwise change its capital structure.

5.2.6 Making Loans. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, make any loans or advances, whether secured or unsecured, to any Person, other than loans or advances made by Subsidiary Bank in the ordinary course of business and in accordance in all material respects with safe and sound banking practices and applicable laws and regulations.

5.2.7 Other Matters. Borrower shall notify Lender of any of the following at least 10 days prior to the effectiveness thereof, or, in the case of matters described in clause (c) below for which 10 days’ pre-effectiveness notice is not given to Borrower, as soon as practicable: (a) any change in the name of Borrower or Subsidiary Bank; (b) any change in the headquarters or principal place of business of Borrower or any Subsidiary; and (c) the issuance, execution or adoption of any formal or informal (whether voluntary or involuntary) regulatory action with respect to Borrower or Subsidiary Bank at the request of any Governmental Agency; and (d) any material change in the capital structure of Borrower.

5.3 Subsidiary Bank Shares.

5.3.1 Encumbrance. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to directly or indirectly create, assume, incur, suffer or permit to exist any pledge, encumbrance, security interest, assignment, lien or charge of any kind or character on the Subsidiary Bank Shares. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to sell, transfer, issue, reissue, exchange or grant any option with respect to any Subsidiary Bank Shares other than sales, transfers, issuances, reissuances, exchanges or grants to Borrower or any Subsidiary.

5.3.2 Dilution. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to cause or allow the percentage of Subsidiary Bank Shares owned directly or indirectly by Borrower to diminish as a percentage of the outstanding capital stock of Subsidiary Bank.

5.4 Business Operations.

5.4.1 Compliance with Transaction Documents. Borrower shall not breach or fail to perform or observe in any material respect any of the terms and conditions of the Note or any other Transaction Document. For purposes of this Agreement, any failure by Borrower to pay any amounts under the Agreement, the Note or any other Transaction Document when due (taking into account any applicable cure period) shall be deemed to be material.

5.4.2 Affiliate Transactions. Other than transactions between or among the Borrower and its Subsidiaries, Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to enter into any transaction including the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of business and in accordance with applicable laws and regulations, and pursuant to the reasonable requirements of Borrower’s or such Affiliate’s business and upon fair and reasonable terms consistent with applicable laws and regulations and no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.4.3 Insurance. At its sole cost and expense, Borrower will maintain, and will cause each Subsidiary to maintain, bonds and insurance to such extent, covering such risks and with such deductibles and self-insurance as are usual and customary for owners of similar businesses and properties in the same general area in which Borrower or a Subsidiary operates, including insurance for fire and other risks insured against by extended coverage, public liability insurance, workers’ compensation insurance. All such bonds and policies of insurance shall be in a form, in an amount and with issuers/insurers recognized as adequate by prudent business persons.

5.5 Compliance with Laws.

5.5.1 Generally. Borrower shall comply and cause each Subsidiary to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.5.2 Regulated Activities. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to (a) engage in any business or activity not permitted by all applicable laws and regulations, including the FDI Act and any regulations promulgated thereunder, or (b) make any loan or advance secured by the capital stock of another bank or depository institution, or, in connection therewith, acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in the ordinary course of business and in accordance with applicable laws and regulations.

5.5.3 Taxes. Borrower shall promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower or any Subsidiary or upon the income, profits, or property of Borrower or any Subsidiary and all claims for labor, material or supplies that, if unpaid, might by law become a lien or charge upon any material property of Borrower or any Subsidiary; provided, however, that none of Borrower or any Subsidiary shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate reserves therefor shall be maintained on the books of Borrower and such Subsidiary.

5.5.4 ERISA. As soon as possible, and in any event within ten Business Days, after: (a) Borrower or any ERISA Affiliate knows that with respect to any Employee Benefit Plan, a “prohibited transaction,” a “reportable event,” or any other event or condition which could subject Borrower or any ERISA Affiliate to liability under ERISA or the Code; or (b) the institution of steps by Borrower or any ERISA Affiliate to withdraw from, or the institution of any steps by any party to terminate, any Employee Benefit Plan; has or may have occurred, Borrower shall deliver to Lender a certificate of a responsible officer setting forth the details of such matter, the action that Borrower proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation. For purposes of this covenant, Borrower shall be deemed to have knowledge of all facts known by the fiduciaries of any Employee Benefit Plan of Borrower or any ERISA Affiliate.

5.5.5 Environmental Matters. Borrower shall: (a) exercise, and cause each Subsidiary to exercise, due diligence in order to comply with all Hazardous Materials Laws; (b) promptly advise Lender in writing and in reasonable detail of (i) any Condition or Release required to be reported to any Governmental Agency under any applicable Hazardous Materials Laws with respect to any Property, (ii) any and all non-privileged written communications with respect to Hazardous Materials Claims or any Condition or Release required to be reported to any

Governmental Agency with respect to any Property, (iii) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Material on, under or about any Property, the existence of which is reasonably likely to give rise to a Hazardous Materials Claim, or (B) any Hazardous Materials Claim that could reasonably be expected to have a Material Adverse Effect, (iv) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property that could cause such Property or any part thereof to be subject to any materially adverse restrictions on the ownership, occupancy, transferability or use thereof under any Hazardous Materials Law, and (v) with respect to any Property any request for information from any Governmental Agency indicating that such agency has initiated an investigation as to whether Borrower or any Subsidiary may be potentially responsible for a Condition or Release or threatened Condition or Release of Hazardous Materials; (c) at its own expense, provide copies of such documents as Lender may reasonably request in relation to any matters disclosed pursuant to this Section 5.5.5; (d) promptly take any and all necessary remedial action in connection with any Condition or Release or threatened Condition or Release on, under or from any Property in order to comply with all applicable Hazardous Materials Laws. In the event Borrower or any Subsidiary undertakes any remedial action with respect to such Hazardous Material on, under or about any Property, Borrower or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Hazardous Materials Laws and in accordance with the policies, orders and directives of all Governmental Agencies. Borrower shall permit Lender, from time to time and in its sole and absolute discretion, to retain, at Borrower’s expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for Borrower or any Subsidiary, and at reasonable times and subject to reasonable conditions to conduct its own investigation of any Property, and if reasonably requested by Lender, Borrower agrees to use commercially reasonable efforts to obtain permission for Lender’s professional consultant to conduct its own investigation of any Property and shall cause each Subsidiary to do the same. If reasonably requested by Lender, Borrower shall grant to Lender, its agents, employees, consultants, and contractors the right to enter into or on to, at reasonable times, any Property to perform such tests on such Property as are reasonably necessary to conduct such investigation. Borrower shall promptly notify Lender of (1) any acquisition of stock, assets, or property by Borrower or any Subsidiary that reasonably would be expected to expose Borrower or any Subsidiary to, or result in, a Hazardous Materials Claim that would have a Material Adverse Effect or that would be expected to have a Material Adverse Effect on any governmental authorization, license, permit or approval then held by Borrower or any Subsidiary, and (2) any proposed action outside the normal course of business to be taken by Borrower or any Subsidiary to commence industrial or other operations that could subject Borrower or any Subsidiary to additional laws, rules or regulations, including, laws, rules and regulations requiring additional environmental permits or licenses.

5.5.6 Environmental Indemnity. Borrower hereby agrees to defend, indemnify and hold harmless Lender, its directors, officers, employees, agents, successors and assigns (including any participants in the Loan) from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and legal or other expenses (including attorney’s fees and expenses) which Lender may incur as a direct or indirect consequence of (a) any Hazardous Materials Claim or any other violation of a Hazardous Materials Law, or (b) the use, generation, manufacture, storage, disposal, threatened disposal, transportation or presence of Hazardous Materials in, on, under or about the Property or otherwise by Borrower or any Subsidiary. Borrower’s duty and obligations to defend, indemnify and hold harmless Lender shall survive the cancellation of the Note and any other Transaction Documents.

5.5.7 Corporate Existence. Except in connection with a consolidation or merger in compliance with Section 5.2.1 or in connection with a conversion of Subsidiary Bank, Borrower shall do or cause to be done all things necessary to maintain, preserve and renew its corporate existence and that of Subsidiary Bank and its and their rights and franchises, and comply with all related laws applicable to Borrower or Subsidiary Bank.

5.5.8 USA Patriot Act Matters. Borrower shall not, nor shall it cause, permit or allow, any Subsidiary (a) to be or become subject at any time to any law, regulation, or list of any Government Agency (including the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) to fail to provide documentary or other evidence of Borrower’s identity as may be reasonably requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

5.6 Lender Expenses. Whether or not the Initial Disbursement is made, Borrower will (a) pay all reasonable costs and expenses of Lender incident to the transactions contemplated by this Agreement including all costs and expenses incurred in connection with the preparation, negotiation and execution of the Transaction Documents, or in connection with any modification, amendment, alteration, or the enforcement of this Agreement, the Note or the other Transaction Documents, including Lender’s out-of-pocket expenses and the reasonable charges and disbursements to counsel retained by Lender, and (b) pay, on demand, and save Lender and all other holders of the Note harmless against any and all liability with respect to, amounts payable as a result of (i) any taxes that may be determined to be payable in connection with the execution and delivery of this Agreement, the Note or the other Transaction Documents, or any modification, amendment or alteration of the terms or provisions of this Agreement, the Note or the other Transaction Documents, if and to the extent Borrower is liable for such taxes pursuant to the other provisions of this Agreement, (ii) any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements, liabilities or taxes, and (iii) any income taxes in respect of any reimbursement by Borrower for any of such violations, taxes, interests or penalties paid by Lender. The obligations of Borrower under this Section 5.6 shall survive the repayment in full of the Note. Any of the foregoing amounts incurred by Lender and not paid by Borrower within 10 days after demand by Lender shall bear interest from the date incurred at the rate of interest in effect or announced by Lender from time to time as its Base Rate plus 3% per annum and shall be deemed part of Borrower’s Liabilities hereunder.

5.7 Inspection Rights. Borrower shall permit and cause the Subsidiaries to permit Lender, through Lender’s employees, attorneys, accountants or other agents, to inspect any of the properties, non-privileged corporate books and financial books and records of Borrower and any Subsidiary at such times as Lender reasonably may request upon reasonable advance notice to Borrower, subject to Borrower’s or such Subsidiary’s confidentiality and privacy obligations under applicable laws and regulations. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction Lender or its Affiliates, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, (f) with the consent of Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender or its Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Lender acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

6. REPORTING. For so long as the Loan or any obligation of Borrower to Lender in connection therewith is outstanding, Borrower shall furnish and deliver or cause to be furnished and delivered to Lender:

6.1 Annual. As soon as available, but in any event not more than 90 days after the close of each fiscal year of Borrower, or within such further time as Lender may permit, consolidated audited financial statements for Borrower and the Subsidiaries, including a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the periods reflected therein, which financial statements shall be accompanied by the unqualified opinion of Borrower’s Accountant.

6.2 Quarterly. As soon as available, but in any event not more than 45 days after the close of each of the first three quarterly periods of each fiscal year of Borrower with respect to Section 6.2(a) and not more than 45 days after the close of each quarterly period of each fiscal year of Borrower with respect to Sections 6.2(b) through 6.2(d), or within such further time as Lender may permit: (a) a copy of the consolidated financial statements of Borrower regarding such quarter, including balance sheet, statements of income and retained earnings and a statement of cash flows for the quarter then ended; (b) the call reports filed by Subsidiary Bank with federal bank regulatory agencies; and (c) Forms FRY-9C and FRY-9LP filed by Borrower with federal bank regulatory agencies.

6.3 Compliance Certificate. Borrower shall furnish Lender, at the same time as the financial reports referred to in Sections 6.1 and 6.2(a), a quarterly compliance certificate in the form attached as Exhibit C hereto. Such quarterly compliance certificate shall be signed by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of Borrower and shall also contain, in a form and with such specificity as is reasonably satisfactory to Lender, such additional information as Lender shall have reasonably requested by Borrower prior to the submission thereof.

6.4 Copies of Other Reports and Correspondence. To the extent permitted by law, promptly after same are available, or, in the case of clause (c) below, promptly following Lender’s reasonable request therefor, copies of each of the following: (a) each annual report, proxy or financial statement or other report or communication sent by Borrower or any Subsidiary to the shareholders of Borrower; (b) all annual, regular, periodic and special reports and registration statements that Borrower or Subsidiary Bank may file or be required to file with any federal or state banking regulatory agency or any other Governmental Agency or with any securities exchange; and (c) non-privileged written reports presented to the board of directors of Borrower or Subsidiary Bank (including reports relating to delinquent, classified or assets requiring special attention or monitoring) as Lender may reasonably request from time to time; (d) promptly upon receipt thereof, one copy of each written audit report submitted to Borrower by Borrower’s Accountant.

6.5 Proceedings. Promptly after receiving knowledge thereof, but in no event later than the 30th day following receipt, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, actions, suits and proceedings) that are initiated by, or brought before, any court or Governmental Agency, in connection with Borrower or any Subsidiary; provided, however, Borrower shall not be obligated to provide such notice in connection with any of the foregoing that could not reasonably be expected to be determined adversely and, if so determined, to have a Material Adverse Effect.

6.6 Event of Default; Material Adverse Change. Promptly after the occurrence thereof, notice of any other matter that has resulted in, or could reasonably be expected to result in, a Default, an Unmatured Event of Default, an Event of Default or that could reasonably be expected to have a Material Adverse Effect.

6.7 Issuance of Borrower Capital Instruments. An amended Section 4.1.2 of the Disclosure Schedule in the event that Subsidiary Bank issues any capital stock or any other instrument that qualifies as capital for regulatory purposes.

6.8 Other Information Requested by Lender. Such other information concerning the business, operations, financial condition and regulatory status of Borrower or any Subsidiary as Lender may from time to time reasonably request.

6.9 Electronic Delivery of Reporting Materials. Borrower shall be deemed to be in compliance with its delivery obligations under this Section 6 with respect to any documents or information that is publicly filed or delivered electronically and if so filed or delivered electronically, shall be deemed to have been delivered for purposes of this Agreement on the date

(i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender).

7. FINANCIAL COVENANTS. For so long as the Loan or any obligation of Borrower to Lender in connection therewith is outstanding:

7.1 Capitalization. Borrower (on a consolidated basis) shall, and shall cause Subsidiary Bank to, maintain, as of the last day of each fiscal quarter of Borrower, such capital as may be necessary to cause (a) Borrower to qualify as “well capitalized” and (b) the Subsidiary Bank to qualify as “well capitalized,” each in accordance with the rules, regulations and applicable guidance of its respective primary federal regulator, as in effect from time to time and consistent with the financial information and reports filed with the appropriate Governmental Agency as contemplated in Section 6 hereof.

7.2 Risk-Based Capital. Borrower (on a consolidated basis) shall, and shall cause Subsidiary Bank to maintain a “Total Risk-Based Capital Ratio” (Total Capital divided by Total Risk-Based Assets) equal to or in excess of twelve percent (12%) as measured as of the last day of each fiscal quarter of Borrower. All ratios and capital amounts required in this section shall be calculated in accordance with the rules, regulations and applicable guidance of the applicable primary federal regulator as in effect from time to time and shall be derived from and be consistent with the applicable quarterly financial statements filed with the appropriate Governmental Agency, as contemplated in Section 6 hereof.

7.3 Nonperforming Assets to Capital. Borrower (on a consolidated basis) shall, and shall cause Subsidiary Bank to, maintain, as of the last day of each fiscal quarter of Borrower, a ratio of Nonperforming Assets to Tangible Primary Capital (Nonperforming Assets divided by Tangible Primary Capital) of not more than 20%. For purposes of this Agreement, “Nonperforming Assets” shall mean the sum of all other real estate owned and repossessed assets, non-accrual loans and loans on which any payment is 90 or more days past due but which continue to accrue interest but excluding any troubled debt restructurings (so long as it continues to accrue interest), and “Tangible Primary Capital” shall mean, on a consolidated basis, the total amount of (i) the capital stock, plus (ii) the surplus, plus (iii) the undivided profits, plus (iv) the Allowance for Loan Losses (as defined in Section 7.4), plus (v) capital qualified notes and debentures (to the extent such instruments qualify as capital in accordance with the rules, regulations and applicable guidance of the applicable primary federal regulator) minus (vi) all intangibles.

7.4 Reserves to Nonperforming Loans. Borrower (on a consolidated basis) shall, and shall cause Subsidiary Bank to maintain, as of the last day of each calendar quarter of Borrower, a ratio of the Allowances for Loan Losses to Nonperforming Loans (Allowance for Loan Losses divided by Nonperforming Loans) of not less than 100%. For purposes of this Agreement, “Nonperforming Loans” shall mean the sum of all non-accrual loans and loans on which any payment is 90 or more days past due but which continue to accrue interest, but excluding any troubled debt restructurings (so long as it continues to accrue interest), and “Allowance for Loan Losses” shall mean the amount of such balance sheet account of Subsidiary Bank which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof.

7.5 Minimum Fixed Charge Coverage Ratio. Borrower (on a consolidated basis) shall maintain, as measured as of the last day of each fiscal quarter of Borrower (i) on an annualized single quarter basis through September 30, 2012, and (ii) on a rolling four quarter basis starting December 31, 2012, a Fixed Charge Coverage Ratio in an amount that equals or exceeds 1.25X (125%). For purposes of this Agreement, “Fixed Charge Coverage Ratio” shall mean with respect to the applicable period, the sum of (a) net income of Borrower (on a consolidated basis) plus (b) the amount of any goodwill amortization expense, plus (c) all contractually due interest which sum shall be reduced by any dividends or similar distributions declared or paid (without duplication), by Borrower, which net amount shall be divided by an amount equal to the sum of all contractually due interest and principal amounts (assuming an annual principal amount of $2,500,000 on the Indebtedness incurred hereunder) which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof.

8. BORROWER’S DEFAULT.

8.1 Borrower’s Defaults and Lender’s Remedies.

8.1.1 Events of Default. Regardless of whether Borrower has given the required notice under Section 6.6, the occurrence of one or more of the following will constitute a “Default” and each of the events described below shall be an “Event of Default” under this Agreement:

8.1.1.1. Borrower fails to pay (a) any principal on the Note when due, (b) any interest on the Note when the same becomes due, or (c) any other fees, charges, costs or expenses under this Agreement or any other Transaction Document within 5 days after the same becomes due (or, if no due date is provided therefor, 5 days after payment is requested); or

8.1.1.2. Failure of Borrower or any Subsidiary to perform or observe any agreement, undertaking, instrument, term, provision, obligation, condition, or covenant (other than any such failure that results in an Event of Default as expressly provided in any other clause of this Section 8.1.1) required to be performed or observed by Borrower or any Subsidiary hereunder or under any other Transaction Document, and in each case such failure continues uncured for a period of 15 Business Days after written notice of failure to perform or observe is given to Borrower by Lender; or

8.1.1.3. Any financial information, statement, certificate, representation or warranty given to Lender by or concerning Borrower in connection with entering into this Agreement or any other Transaction Documents, or required to be furnished under the terms hereof or thereof, proves untrue or misleading in any material respect (as determined by Lender in the exercise of its reasonable judgment) as of the time when given and such untrue or misleading condition continues uncured for 30 days after written notice thereof is given to Borrower by Lender; or

8.1.1.4. Borrower defaults, or otherwise fails to satisfy all of its obligations (except if each such default or failure to satisfy any such obligation has been waived by the holder of such Indebtedness in writing), under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any Indebtedness (other than the Loan) in excess of $5,000,000 owing by Borrower to any third party, in each case beyond any period of cure, notice or grace provided for in the instrument or instruments evidencing such Indebtedness and after giving effect to any forbearance arrangements relating thereto; or

8.1.1.5. Any “Event of Default” or “Default” as defined under any of the Transaction Documents (other than this Agreement) occurs and is continuing, in each case beyond any period of grace provided for therein; or

8.1.1.6. The wind-down or dissolution of Borrower; or

8.1.1.7. The execution by Borrower of any financing agreements or similar arrangements of any kind whatsoever relating to or otherwise creating an interest in all or any part of the Subsidiary Bank Shares; or

8.1.1.8. Reserved.

8.1.1.9. Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Borrower from performing any of its obligations under this Agreement or any of the other Transaction Documents, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 60 days after the granting of such decree or order; or

8.1.1.10. The FRB, the OCC, the FDIC or other Governmental Agency charged with the regulation of depository institutions: (a) issues to Borrower or Subsidiary Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from Borrower or Subsidiary Bank, a memorandum of understanding (other than a compliance-related memorandum of understanding that would not impose material restrictions on the business of Borrower or Subsidiary Bank and would not, in the reasonable determination of Borrower, require disclosure under the federal securities laws), a cease and desist order or similar regulatory order, the assessment of civil monetary penalties (other than de minimis civil monetary penalties imposed in connection with technical violations of laws or regulations that do not exceed, in the aggregate, $100,000), articles of agreement, an operating agreement, a capital directive, a capital restoration plan, any restrictions or limitations that prevent or as a practical matter impair the payment of dividends or the payments of any debt by Borrower or Subsidiary Bank, restrictions or limitations that make the payment of the dividends by Borrower or Subsidiary Bank subject to prior regulatory notice or approval, a notice or finding under Section 8(a) of the FDI Act, or any similar enforcement action, measure or proceeding; or (b) proposes or issues to any executive officer or director of Borrower or Subsidiary Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties (other than de minimis civil monetary penalties imposed in connection with technical violations of laws or regulations that do not exceed, in the aggregate, $25,000); or

8.1.1.11. The filing of formal charges by any Governmental Agency, including the issuance of an indictment, under a RICO Related Law against Borrower or Subsidiary Bank; or

8.1.1.12. Final judgment or judgments for the payment of money in an amount in excess of $5,000,000 is or are outstanding against Borrower or against any of its property or assets, and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

8.1.1.13. Subsidiary Bank is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for Subsidiary Bank; or

8.1.1.14. Borrower or Subsidiary Bank becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business; or if a trustee, conservator or receiver of any substantial part of the assets of Borrower or Subsidiary Bank is applied for or appointed, or

8.1.1.15. Any proceedings involving Borrower or Subsidiary Bank are commenced by or against Borrower or Subsidiary Bank under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and, in the case of an involuntary proceeding, either (a) such proceeding is not dismissed within 45 days after the commencement thereof, or (b) an order shall be entered approving the petition in such proceeding; or

8.1.1.16. Borrower applies for, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator for itself under Chapter 7 or Chapter 11 of the Bankruptcy Code (the “Bankruptcy Code Provisions”), or in the absence of such application, consent or acquiescence, a trustee, conservator, receiver or liquidator is appointed for Borrower under the Bankruptcy Code Provisions, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution, liquidation, or conservatorship proceeding is instituted by or against Borrower under the Bankruptcy Code Provisions, or if Borrower is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Bankruptcy Code Provisions; or Subsidiary Bank applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for Subsidiary Bank; or

8.1.1.17. The capital stock of Subsidiary Bank is attached, seized, subjected to a writ of distress warrant, or is levied upon or becomes subject to any lien, claim, security interest or other encumbrance of any kind, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

8.1.2 Lender’s Remedies. Upon the occurrence of any Event of Default, Lender shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Lender by law or equity or the terms of any Transaction Document, to do any or all of the following, concurrently or successively, without notice to Borrower; provided, however, upon the occurrence of an Event of Default indentified in any of Sections 8.1.1.14 through 8.1.1.16, the unpaid principal amount under the Loan, all interest and all other amounts outstanding under this Agreement or any other Transaction Document shall automatically become due and payable without further act of Lender:

8.1.2.1. Declare the Note to be, and it shall thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; or

8.1.2.2. Terminate Lender’s obligations under this Agreement to extend credit of any kind or to make any disbursement, whereupon the commitment and obligation of Lender to extend credit or to make disbursements hereunder shall terminate.

8.2 Protective Advances. If an Event of Default occurs, Lender may (but shall in no event be required to) cure any such Event of Default and any amounts expended by Lender in so doing, as determined by Lender in its sole and absolute discretion, shall (a) be deemed advanced by Lender under an obligation to do so regardless of the identity of the person or persons to whom such funds are furnished, (b) constitute additional advances hereunder, the payment of which is additional indebtedness evidenced by the Note, and (c) become due and owing, at Lender’s demand, with interest accruing from the date of disbursement thereof until fully paid at the Default Rate.

8.3 Other Remedies. Nothing in this Article 8 is intended to restrict Lender’s rights under any of the other Transaction Documents, other related documents, or at law or in equity, and Lender may exercise such rights and remedies as and when they are available.

8.4 No Lender Liability. To the extent permitted by law, Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith.

8.5 Lender’s Fees and Expenses. In case of any Event of Default hereunder, Borrower shall pay Lender’s fees and expenses including attorneys’ fees and expenses, in connection with the enforcement of this Agreement or any of the other Transaction Documents or other related documents.

9. MISCELLANEOUS.

9.1 Release; Indemnification. Borrower hereby releases Lender from any and all causes of action, claims or rights which Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from (a) any failure of Lender to protect, enforce or collect in whole or in part any of the Loan, (b) any other act or omission to act on the part of Lender, its officers, agents or employees, except in each instance for those caused by Lender’s willful misconduct or gross negligence. Borrower shall indemnify, defend and hold Lender and its Affiliates (including their respective officers, directors, agents and employees) harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including attorneys’ fees and expenses) that may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of Lender’s Affiliates in connection with, arising from or relating to Borrower’s breach of any covenant, obligation, agreement, representation or warranty set forth in this Agreement or any other Transaction Document, or arising from or relating to any willful misconduct by Borrower, except to the extent Borrower establishes that the loss, liability, obligations, penalty, claim, fine, demand, litigation, defense, cost, judgment, suit, proceeding, damage, disbursement or expense arose solely by reason of Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence.

9.2 Assignment and Participation. Lender may pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein (provided Lender acts as agent for any participants, except as provided below) or in any of its rights and security hereunder. Lender may also assign all or any part of the Loan and Lender’s obligations in connection therewith to one or more commercial banks or other financial institutions or investors (each an “Assignee Lender”). Lender shall provide Borrower notice at least 10 days in advance of the identity of any proposed Assignee Lender. Upon delivery to Borrower of an executed copy of the Assignee Lender’s assignment and acceptance (a) each such Assignee Lender shall be deemed to be a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender, such Assignee Lender shall have the rights and obligations of Lender hereunder and under the other Transaction Documents and other related documents (b) Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Transaction Documents (including the obligation to fund the Assignee Lender’s share of the Loan) and other related documents. Within five Business Days after receipt of a copy of the executed assignment and acceptance document, Borrower shall execute and deliver to Lender a new promissory note, as applicable (for delivery to the relevant Assignee Lender), in the form of Exhibit A hereto but substituting Assignee Lender’s name and evidencing such Assignee Lender’s assigned portion of the Loan and a replacement promissory note, as applicable, in the principal amount of the Loan retained by Lender (such promissory note to be in exchange for, but not in payment of, the promissory note then held by Lender). The replacement promissory note shall be dated the date of the predecessor promissory note. Lender shall mark the predecessor promissory note “exchanged” and deliver it to Borrower. Accrued interest on that part of the predecessor promissory note evidenced by the new promissory note held by the Assignee Lender, and accrued fees, shall be paid as provided in the assignment agreement between Lender and to the Assignee Lender. Accrued interest on that part of the predecessor promissory note evidenced by the replacement promissory note held by Lender shall be paid to Lender. Accrued interest and accrued fees shall be so apportioned between the promissory note and paid at the same time or times provided in the predecessor promissory note and in this Agreement. Borrower authorizes Lender to disclose to any prospective Assignee Lender any financial or other information pertaining to Borrower or the Loan so long as such Assignee Lender has agreed to be bound by the confidentiality provisions of this Agreement. Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 9.2, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Transaction Documents and other related documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from its obligations thereunder.

9.3 Prohibition on Assignment. Borrower shall not assign or attempt to assign its rights under this Agreement, either voluntarily or, except to the extent permitted by the terms of Section 5.2.1 of this Agreement, by operation of law.

9.4 Time of the Essence. Time is of the essence of this Agreement.

9.5 No Waiver. No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver shall be effective only to the extent set forth in such writing. No failure to exercise or delay in exercising, by Lender or any holder of the Note, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder. Failure on the part of Lender to complain of any acts or failure to act or to declare a Default or an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.

9.6 Severability. Any provision of this Agreement that is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

9.7 Usury; Revival of Liabilities. All agreements between Borrower and Lender (including this Agreement and any other Transaction Documents) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the amount collectible at the highest lawful rate of interest permissible under the laws of the State of New

York. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other Transaction Documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the amount collectible at the highest lawful rate of interest permissible under the laws of the State of New York, and if for any reason whatsoever, Lender shall ever receive as interest an amount that would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the indebtedness to Lender (whether or not then due and payable) and not to the payment of interest. To the extent that Lender received any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of Borrower’s Liabilities; provided, however, if Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

9.8 Notices and Electronic Communications. Any notice which either party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:

Pinnacle Financial Partners, Inc.

150 Third Avenue South

Nashville, Tennessee 37201

Attn: Harold R. Carpenter

Telephone No.: (615) 744-3742

Fax No.: (615) 744-3842

E-Mail Address: harold.carpenter@pnfp.com

With a copy to:

Bass Berry & Sims, PLC

150 Third Avenue South

Suite 2800 Nashville, Tennessee 37201

Attn: Bob F. Thompson

Telephone No.: (615) 742-6262

Fax No.: (615) 742-2762

E-Mail Address: bthompson@bassberry.com

if to Lender:        U.S. Bank National Association

One U.S. Bank Plaza

St. Louis, Missouri 63101

Attn: Eric Niedbalski, Portfolio Manager

Telephone No.: (314) 418-1507

Fax No.: (314) 418-2173

E-Mail Address: eric.niedbalski@usbank.com

With a copy to:

U.S. Bank National Association

5065 Wooster Road, CN-OH-L2CB

Cincinnati, Ohio 45226-2326

Attn: Cynthia M. Olson, Client Services Representative

Telephone No.: (513) 277-5361

Fax No.: (513) 277-5364

E-Mail Address: cynthia.olson1@usbank.com

And to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attn: Edwin S. del Hierro, P.C.

Telephone No.: (312) 862-3222

Fax No.: (312) 862-2200

E-Mail Address: ed.delhierro@kirkland.com

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier. Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender. Either Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

9.9 Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective permitted successors and assigns except that, unless Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall confer any rights on any assignee of Borrower.

9.10 No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.

9.11 Brokerage Commissions. Lender and Borrower each represent and warrant to the other that they have not dealt with any brokers or finders to whom a brokerage commission or finders fee is due in connection with the Loan. Each of Lender and Borrower hereby indemnifies and holds harmless the other from all loss, cost and expenses (including reasonable attorneys’ fees and expenses) arising out of a breach of its representation and warranty set forth in this Section 9.11. The provisions of this Section 9.11 shall survive the Closing and the termination of this Agreement.

9.12 Publicity. Other than disclosures required by applicable law, neither party shall publicize the Loan without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

9.13 Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form reasonably satisfactory to Lender.

9.14 Additional Assurances; Right of Set-off. Borrower agrees that, at any time or from time to time, upon the written request of Lender, it will execute all such further documents and do all such other acts and things as Lender may reasonably request to effectuate the transaction herein contemplated. If any Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of Borrower’s Liabilities or obligations to Lender pursuant to the Transaction Documents irrespective of whether or not Lender shall have made any demand hereunder or thereunder. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 9.14 are in addition to any other rights and remedies (including other rights of set-off) that Lender may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of Lender to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.

9.15 Entire Agreement. This Agreement and the Disclosure Schedule and Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. Neither party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement.

9.16 Choice of Law, Jurisdiction and Venue

9.16.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.16.3 SUBMISSION TO JURISDICTION. EACH OF BORROWER AND LENDER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST THE OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

9.16.4 WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.16.4. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

9.16.5 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.8. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by Lender are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, Lender on the other hand, (ii Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; (b) (i) Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (ii) Lender does not have any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; and (c) Lender and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lender has no obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Lender with respect to (i) any breach or alleged breach of fiduciary duty in connection with any aspect of any transaction contemplated hereby, and (ii) any breach or alleged breach of agency in connection with any aspect of any transaction contemplated hereby.

9.18 No Third Party Beneficiary. This Agreement is made for the sole benefit of Borrower and Lender, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

9.19 Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

9.20 Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed by facsimile and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.21 Knowledge; Discretion. All references herein to a party’s knowledge shall be deemed to mean the knowledge of such party based on commercially reasonable inquiry. All references herein to Borrower’s knowledge shall be deemed to refer to the knowledge of

Borrower and each Subsidiary. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Lender, to the making of a determination or designation by Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of Lender, shall be deemed to mean that Lender shall decide unilaterally using its sole and absolute discretion or judgment.

9.22 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

9.23 WAIVER OF CONSEQUENTIAL DAMAGES, ETC. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL ASSERT, AND EACH PARTY HEREBY WAIVES, ANY CLAIM AGAINST THE OTHER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF. NO PARTY HERETO SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED TO SUCH UNINTENDED RECIPIENTS BY SUCH PARTY THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OTHER THAN FOR DIRECT OR ACTUAL DAMAGES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY AS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

9.24 WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT AND THE OTHER

TRANSACTION DOCUMENTS, (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN AND (d) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their duly authorized representatives as of the date first above written.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold R. Carpenter
Name: Harold R. Carpenter
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Mark R. Cousineau
Name: Mark R. Cousineau
Title: Senior Vice President

S-1

EXHIBIT A

FORM OF PROMISSORY NOTE

$25,000,000.00	New York, New York
Date: June 15, 2012

FOR VALUE RECEIVED, the undersigned, PINNACLE FINANCIAL PARTNERS, INC., a Tennessee corporation (“Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association, and any holder hereof from time to time (“Lender”), at such place as may be designated in writing by Lender, the principal sum of TWENTY-FIVE MILLION AND NO/100THS DOLLARS ($25,000,000.00) (or so much thereof that has been advanced and remains outstanding), with interest thereon as hereinafter provided. This note (this “Note”) is issued pursuant to the terms of that certain Loan Agreement of even date herewith by and between Borrower and Lender, as amended, restated, supplemented or modified from time to time (the “Loan Agreement”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

Interest shall accrue on all sums as advanced and outstanding from time to time under this Note and Loan Agreement as set forth in the Loan Agreement. Such interest shall be due and payable as set forth in the Loan Agreement.

The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on the Maturity Date. Additional principal payments shall be made in accordance with the provisions of the Loan Agreement.

This Note is issued pursuant to the terms of the Loan Agreement. If an Event of Default shall occur and be continuing, the principal of this Note together with all accrued interest thereon may, at the option of the holder hereof, immediately become due and payable on demand; provided, however, that if any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.

Unless otherwise provided in the Loan Agreement, all payments on account of the indebtedness evidenced by this Note shall be first applied to the payment of costs and expenses of Lender which are due and payable, then to past-due interest on the unpaid principal balance and the remainder to principal.

This Note may be prepaid only upon those terms and conditions set forth in the Loan Agreement.

From and after the Maturity Date, or such earlier date as all sums owing on this Note become due and payable by acceleration or otherwise, or after the occurrence of an Event of Default as provided in the Loan Agreement, interest shall be computed on all amounts then due and payable under this Note at the Default Rate as provided in the Loan Agreement.

If any attorney is engaged by Lender to enforce or defend any provision of this Note or any of the other Transaction Documents, or as a consequence of any Default or Event of Default,

with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and expenses, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and expenses had been added to the principal.

No previous waiver and no failure or delay by Lender or Borrower in acting with respect to the terms of this Note or any of the other Transaction Documents shall constitute a waiver of any breach, default or failure of condition under this Note, the Loan Agreement or any of the other Transaction Documents. A waiver of any term of this Note or any of the other Transaction Documents or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the Loan evidenced by this Note, the terms of the Loan Agreement shall prevail.

Except as otherwise provided in the Loan Agreement, Borrower expressly waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of late charges, and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note. In addition, Borrower expressly agrees that this Note and any payment coming due hereunder may be extended from time to time without in any way affecting the liability of any such party hereunder.

Time is of the essence with respect to every provision hereof. This Note shall be construed and enforced in accordance with the laws of the State of New York, except to the extent that federal laws preempt the laws of the State of New York, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any Federal or State court having situs in New York, New York and having proper venue, and also consent to service of process by any means authorized by New York or Federal law. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be to reasonable fees and expenses and to include all reasonable fees and expenses of third-party attorneys and the reasonable fees and expenses of any other experts or consultants.

All agreements between Borrower and Lender (including this Note and the Loan Agreement, and any other documents securing all or any part of the indebtedness evidenced hereby, if any) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the amount collectible at the highest lawful rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, the Loan Agreement or any other documents securing all or any part of the indebtedness evidenced hereby at the time performance of such provisions shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under such applicable laws, and if, for any reason whatsoever, Lender shall ever receive as interest an amount that would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal of this Note (whether or not then due and payable) and not to the payment of interest or refunded to Borrower if such principal has been paid in full.

Any notice which either party hereto may be required or may desire to give hereunder shall be governed by the notice provisions of the Loan Agreement.

[Remainder of Page Intentionally Left Blank]

EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE TRANSACTION DOCUMENTS, (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN AND (d) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

IN WITNESS WHEREOF, the undersigned has executed this Note or caused this Note to be executed by its duly authorized representative as of the date first above written.

PINNACLE FINANCIAL PARTNERS, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF RATE ELECTION NOTICE

[MONTH] [DAY], 201[•]

U.S. Bank National Association

[•]

[•]

Attn:    Correspondent Banking Division

Ladies and Gentlemen:

This will confirm the telephone conversation Ms./Mr. _____________________ had with your office on _____________, 201__, regarding Borrowing Tranches under and as defined in the Loan Agreement dated as of June 15, 2012, between Pinnacle Financial Partners, Inc., as Borrower, and U.S. Bank National Association, as Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) as follows:

FROM LOAN #:______________

Amount of Advance:	$	____________

Effective Date:		____________

LIBO Rate Tranche or, if permitted, Base Rate Tranche (circle one)

LIBOR Period: one, two or three month(s) (circle one)

We acknowledge that the election reflected herein is subject to Section 2.6.1 and the other provisions of the Loan Agreement.

Date:______________________

Very truly yours, PINNACLE FINANCIAL PARTNERS, INC.

By:
Authorized Signature

B-1

EXHIBIT C

FORM OF QUARTERLY COMPLIANCE CERTIFICATE

for the Quarter Ended ______________________

The undersigned, the ____________________ of Pinnacle Financial Partners, Inc. (“Borrower”), hereby delivers this certificate pursuant to Section 6.3 of that certain Loan Agreement dated as of June 15, 2012, between Borrower and U.S. Bank National Association (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) and certifies as of the date hereof as follows:

1. Attached hereto or electronically delivered as provided in Section 6.9 of the Agreement are the financial reports described in Section 6 of the Agreement for the above-referenced period.

2. Borrower is in compliance in all material respects with all covenants contained in the Agreement (taking into account any applicable grace or cure periods), and has provided a detailed calculation, as of the last day of the quarter ended on the date set forth in the title hereof, of the financial covenants set forth in Section 7 of the Agreement on Annex A attached hereto. [Or, if incorrect, provide detail regarding the noncompliance, the steps being taken to cure it and the time within which such cure will occur which additional detail or disclosure shall not cure any such noncompliance.]

3. No Default, Unmatured Event of Default or Event of Default has occurred or is continuing under the Agreement. [Or, if incorrect, provide detail regarding the Default or Event of Default and the steps being taken to cure it and the time within which such cure will occur.]

4. (a) The representations and warranties of Borrower set forth in Sections 4.4.3, 4.7.2, 4.7.6 and 4.7.7 of the Agreement are true in all respects as of the date of this certificate, except to the extent that such representations and warranties specifically refer to an earlier date, and except to the extent that any inaccuracy or incorrectness could not reasonably be expected to have a Material Adverse Effect, and (b) the representations and warranties of the Borrower set forth in Article 4 of the Agreement, other than those described in the preceding clause (a) or set forth in Section 4.6 of the Agreement, are true in all material respects as of the date of this certificate, except to the extent that such representations and warranties specifically refer to an earlier date. [Or, to the extent that any of the foregoing statements is incorrect, provide detail as to any inaccuracies, which additional detail shall not cure any such inaccuracies or other failure of the foregoing statements to be true and correct.]

C-1

Capitalized terms in this Quarterly Compliance Certificate that are otherwise undefined shall have the meanings given them in the Agreement.

Dated: [•]

PINNACLE FINANCIAL PARTNERS, INC.

By:
Name: [•]
Title: [•]

C-2

ANNEX A

TO

QUARTERLY COMPLIANCE CERTIFICATE

(One Annex for each of the Borrower and Subsidiary Bank)

A.	Risk-Based Capital Adequacy Guidelines. (Sections 7.1 and 7.2) (as of the fiscal quarter ending _________, 201__)

1.	Borrower
(FRB Capital Guidelines) _____ In Compliance _____Not In Compliance

2.	Subsidiary Bank
(Primary Federal Regulator Capital Guidelines)_____ In Compliance _____Not In Compliance

[minimum capital category required: “well capitalized”]
[minimum required total risk-based capital ratio: 12%]

B.	Maximum Nonperforming Assets. (Section 7.3) (as of the fiscal quarter ending _________, 201__)

1.	Total Nonperforming Assets	$	__________

2.	Tangible Primary Capital	$	__________

3.	NPAs divided by Tangible Primary Capital [B.1 divided by B.2]		_________%

[maximum permitted - 20%]

C.	Minimum Reserves to Nonperforming Loans. (Section 7.4) (as of the fiscal quarter ending _________, 201__)

1.	Allowance for Loan and Leases Losses	$	__________

2.	Nonperforming Loans	$	__________

3.	ALLLs divided by NPLs [C.1 divided by C.2]		_________%

[minimum required ALLL: 100% of NPLs]

D.	Minimum Fixed Charge Coverage Ratio. (Section 7.5) [BORROWER ANNEX ONLY] (as of the fiscal quarter ending _________, 201__)

1.	Net Income of Borrower (on a consolidated basis)	$	__________

2.	Amount of Goodwill Amortized by Borrower	$	__________

3.	Cash distributions or declarations by Borrower	$	__________

4.	Interest Expense (contractually due)	$	__________

5.	[E.1. plus E.2. plus E.4. minus E.3.]	$	__________

6.	Interest Expense (contractually due)	$	__________

7.	Required Principal Payments	$	__________

8.	Annual Principal Amount - Loan		$2,500,000

9.	[E.6. plus E.7. plus E.8.]	$	__________

10.	Fixed Charge Coverage Ratio [E.5. divided by E.9.]		______ to 1.00

[minimum required fixed charge coverage ratio (rolling four quarter basis - 1.25 to 1.00]